Exhibit 10.24

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of June 19, 2014, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”) and TELA BIO, INC, a Delaware corporation (“Tenant”).

BACKGROUND

A.                                    Landlord and Tenant entered into a Lease Agreement dated January 31, 2013 (the “Lease”), for approximately 1 1,460 rentable square feet (the “Original Premises”) in the Building located at 257-275 1 Great Valley Parkway, Great Valley Corporate Center, Malvern, Pennsylvania (the “Building”), as more fully described in the Lease.

B.                                    The Expiration Date of the Lease is May 31, 2018.

C.                                    Effective on August 1, 2014, Tenant desires to expand the area of the Original Premises by the addition of approximately 4,652 rentable square feet (the “Additional Premises”), being Suite 12 in the Building, as more particularly shown on Exhibit “A” attached hereto, and Landlord has agreed to the expansion and such other modifications as are set forth herein, subject to the provisions of this Amendment.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound hereby, agree that the Lease is amended as follows:

1.                                      Premises. Effective on and after August 1, 2014 (the “Additional Premises Commencement Date”), Section 1(a) of the Lease defining “Premises” is amended to include the Additional Premises within the “Premises”. As a result of such expansion, on the Additional Premises Commencement Date, the total square footage of the Premises shall be 16,112, and Tenant’s Share as defined in Section 1(h) of the Lease shall be 26.47% (16,112 / 60,880).

2.                                      Additional Premises Term. Tenant shall lease the Additional Premises from Landlord for a period of forty-six (46) months (the “Additional Premises Term”) being coterminous with Tenant’s occupancy of the Original Premises. The Additional Premises Term shall commence on the Additional Premises Commencement Date and terminate, subject to Tenant’s Extension Option set forth in Section 32 of the Lease, on May 3 1, 2018, which date is the Expiration Date as set forth in the Lease.

3.                                      Minimum Annual Rent. Effective on and after the Additional Premises Commencement Date, Tenant shall pay Minimum Annual Rent for the Additional Premises in accordance with the following chart:

Lease Period	RSF (4,652 rsf)	Annualized	Monthly
August 1, 2014-May 31, 2015	$10.60	$49,311.20	$4,109.27
June 1, 2015 - May 31, 2016	$10.85	$50,474.20	$4,206.18
June 1, 2016-May 31, 2017	$11.10	$51,637.20	$4,303.10
June 1, 2017-May 31, 2018	$11.35	$52,800.20	$4,400.02

4.                                      Annual Operating Expenses. Tenant shall pay Annual Operating Expenses and monthly installments on account of estimated Annual Operating Expenses for the entire Premises (including the Additional Premises) based on Tenant’s Share, as amended pursuant to Section 1 of this Amendment, which shall be subject to reconciliation and adjustment as provided in Section 6 of the Lease. With respect to the Additional Premises only, Annual Operating Expenses for the Additional Premises for 2014 are estimated to be $22,283.08, payable in equal monthly installments of $1,856.92.

5.                                      Security Deposit. Notwithstanding Section 34 of the Lease, prior to the Additional Premises Commencement Date, Tenant shall deposit the sum of Five Thousand Nine Hundred Sixty-Six and 19/100 ($5,966.19) (the “Additional Premises Security Deposit”) to be held by Landlord as the security deposit for Tenant’s occupancy of the Additional Premises. The Additional Premises Security Deposit shall be held by Landlord, together with the letter of credit as detailed in Section 34 of the Lease (the “Letter of Credit”), as security for Tenant’s occupancy of the Premises. The Letter of Credit and the Additional Premises Security Deposit shall collectively be deemed the “Security Deposit” and shall be held under and subject to the terms of Section 27 of the Lease.

6.                                      Condition of Additional Premises. Subject to Section 11 of this Amendment, the Additional Premises is leased to Tenant in its “AS IS” condition. Tenant may perform the Additional Premises Tenant Improvements as set forth in Section 7 below.

7.                                      Additional Premises Tenant Improvements.

(a)                                 Construction of Tenant Improvements. Tenant intends to make improvements to the Additional Premises. Tenant will have plans for improvements to the Additional Premises designed and approved in accordance with Section 7(b) of this Amendment (the “Additional Premises Tenant Improvements”) and constructed in accordance with Section 7(c) of this Amendment.

(b)                                 Additional Premises Tenant Improvement Plans. Tenant’s improvement specifications and plans for the Additional Premises shall be prepared by Tenant’s architect and finally approved by Landlord. The tenant improvement plans will be prepared in sufficient detail to permit Tenant or Landlord to construct the Additional Premises Tenant Improvements. The tenant improvement plans shall be prepared in accordance with applicable laws and code requirements. Landlord shall not unreasonably withhold, condition or delay its approval of the tenant improvement plans. Upon approval by Landlord, the tenant improvement plans shall become final and shall not be changed without Landlord’s further approval, which shall not be unreasonably withheld, conditioned or delayed (as finally approved, the “Additional Premises Tenant Improvement Plans”).

(c)                                  Completion by Tenant. Tenant shall complete the Additional Premises Tenant Improvements to the Additional Premises in accordance with the Additional Premises Tenant Improvement Plans and applicable provisions of the Lease, including but not limited to the provision of insurance, filing of mechanic lien waivers, and delivery of permits to Landlord. The contractors selected by Tenant for bidding on the Additional Premises Tenant Improvements shall be subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

(d)                                 Construction Standards. All construction shall be done in a good and workmanlike manner and shall comply at the time of completion with all applicable laws and requirements of the governmental authorities having jurisdiction. Tenant shall provide a certificate of occupancy to Landlord upon substantial completion of the work required by the Additional Premises Tenant Improvement Plans.

(e)                                  Additional Premises Tenant Improvement Costs. Tenant shall, subject to Section 7(f) of this Amendment, pay the costs, expenses and fees incurred for the construction of the Additional Premises Tenant Improvements, including without limitation (i) the cost charged by the general contractor and all subcontractors for performing such construction, (ii) the cost to Landlord of performing directly any portion of such construction requested to be so performed by Tenant in writing, (iii) construction permit fees, (iv) costs of built-in furniture, and (v) other hard costs of construction including built-in shelving, ceiling tiles, sheetrock ceilings, lighting replacement, installation of accent lighting and/or wall sconces, demolition of existing sheetrock partitions, painting, carpet and VCT tile, wallcovering, and replacement or modification of flooring (together, the “Additional Premises Tenant Improvement Costs”). Notwithstanding the foregoing, only at the written request of Tenant, Landlord shall manage the construction of the Additional Premises Tenant Improvements, in which case Landlord shall charge Tenant a construction management fee equal to 5% of the hard costs of construction with said amount being part of the “Additional Premises Tenant Improvement Costs.”

(f)                                   Additional Premises Tenant Allowance. Landlord shall provide an allowance to Tenant equal to the lesser of the Additional Premises Tenant Improvement Costs or $46,520.00 (the “Additional Premises Tenant Allowance”). After completion of the Additional Premises Tenant Improvements, Tenant shall promptly pay all Additional Premises Tenant Improvement Costs, and submit to Landlord the certificate of occupancy (if required), proof of payment of all vendors and lien releases satisfactory to Landlord, and an invoice for reimbursement of the Additional Premises Tenant Improvement Costs up to the limit of the Additional Premises Tenant Allowance.

8.                                      Space Planning Allowance. Notwithstanding the foregoing Section 7, and separate and distinct from the Additional Premises Tenant Allowance, Landlord shall provide to Tenant a space planning allowance in the amount of up to $2,326.00 (the “Additional Premises Planning Allowance”) for purposes of reimbursing Tenant for the actual cost of preparing the Additional Premises Tenant Improvement Plans (the “Additional Premises Design Costs”). Tenant shall promptly pay all Additional Premises Design Costs, and after completion of the Additional Premises Tenant Improvement Plans, shall submit to Landlord invoices satisfactory to Landlord for reimbursement of the Additional Premises Design Costs up to the limit of the Additional Premises Planning Allowance. In the event that the planning invoice exceeds the Additional Premises Planning Allowance, Tenant shall be solely responsible for any additional payment due to Tenant’s consultants.

9.                                      Extension Option. Effective on and after the Additional Premises Commencement Date, the Extension Option set forth in Section 32 of the Lease shall be applicable to the entire Premises (including both the Original Premises and the Additional Premises). Any exercise of the Extension Option by Tenant may be for either the Original Premises only, the Additional Premises only, or for the entire Premises, at Tenant’s election.

10.                               Relocation Expansion.

(a)                                 In the event Tenant requires at least 150% of the space that is leased by Tenant (including both the Additional Premises and the Original Premises but excluding any additional space that may be leased by Tenant in the future) at the end of the twenty-third (23rd) month of the Additional Premises Term and Tenant desires to relocate into larger space to accommodate its needs, provided that Landlord has not given Tenant notice of default more than two (2) times during the immediately preceding twelve (12) months, that there then exists no Event of Default by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, and that Tenant and/or Tenant’s Affiliates occupy all of the Premises, Tenant shall have the right to provide Landlord with written notice (the “Relocation Notice”) of Tenant’s need to relocate into a larger facility and stating the required size of such larger facility (“Replacement Space”), Tenant’s desired term (which must be not less than five (5) years), and Tenant’s desired relocation date. Tenant’s right to issue a Relocation Notice may be exercised no earlier than the first day of the twenty-fourth (24th) full calendar month of the Additional Premises Term, although Landlord will use reasonable efforts to honor an earlier Relocation Notice to accommodate accelerated growth by Tenant. The Relocation Notice must specify the square footage required by Tenant for the Replacement Space, which must be at least one hundred fifty percent (150%) of the size of the Original Premises and the Additional Premises.

(b)                                 Within thirty (30) days after Landlord receives such Relocation Notice, Landlord will present to Tenant a list of such spaces, if any, as Landlord may have available that meet Tenant’s size requirement (“Proposed Spaces”), together with Landlord’s determination of market rental rate for such Proposed Spaces and other key lease terms such as use, term and square footage. All Proposed Spaces shall be located in the Great Valley Corporate Center or within the Horsham, King of Prussia, West Chester, Exton or Malvern, Pennsylvania markets. The Proposed Spaces may be as much as one hundred ten percent (110%) or as little as ninety percent (90%) of the size specified in the Relocation Notice. Tenant may upon written request to Landlord and provided that Landlord accompanies Tenant, view the Proposed Spaces. Any such request to view Proposed Spaces shall be made by Tenant within fifteen (15) days after receipt of Landlord’s list of Proposed Spaces, and Landlord shall use reasonable efforts to promptly accommodate Tenant’s viewing requests.

(c)                                  If Tenant fails to give notice to Landlord of Tenant’s selection of one of the Proposed Spaces as the Replacement Space on or before thirty (30) days after Landlord’s delivery to Tenant of Landlord’s list of Proposed Spaces, Tenant shall have no further rights under this Section 10 with respect to such Proposed Spaces. Landlord may not lease or agree to lease Proposed Spaces to any third party during this thirty (30) day period. If Tenant selects one of the Proposed Spaces as its Replacement Space within the aforesaid time period, within thirty (30) days after Landlord receives notice of Tenant’s selection, Landlord and Tenant will enter into an amendment to this Lease or new lease providing for the substitution of the Replacement Space as the Premises and modifying the terms of this Lease to reflect the terms upon which the Replacement Space is to become the Premises under this Lease, during which thirty (30) day period Landlord shall not lease or agree to lease the selected Replacement Space as long as lease negotiations continue. Provided such amendment to this Lease or new lease has been executed by the parties, Landlord will deliver possession of the Replacement Space to Tenant not later than the last to occur of (i) six (6) months after execution of the amendment or new lease for the Replacement Space, or (ii) Tenant’s desired relocation date (such date, the “Replacement Space Commencement Date”). Effective upon the Replacement Space Commencement Date and upon surrender of the existing Premises in accordance with the terms of the Lease, Tenant will be relieved of its obligation to pay rent and any other amounts under the Lease for the Premises (and additional RFO Space as defined in Section 17 that may become part of the Premises under the Lease and surrendered by Tenant in connection with the new lease for the Replacement Space) without any penalty or other fee for early termination. The Minimum Annual Rent for the Replacement Space shall be based upon fair market rents at that time, reflecting costs incurred by Landlord in connection with the improvement or alteration of the Replacement Space and the length of the term of this Lease that will apply to such Replacement Space, which shall be not less than five (5) years from occupancy.

(d)                                 In the event Landlord is unable to provide Replacement Space which meets the parameters of this Section 10, (x) Landlord shall so notify Tenant within thirty (30) days after Landlord’s receipt of Tenant’s Relocation Notice, Tenant shall continue to occupy the Premises in accordance with this Lease, and Landlord shall notify Tenant as soon as practicable in writing if Replacement Space meeting the square footage and location parameters of this Section 10 becomes available or will become available within 12 months, in which case Section 10(c) shall apply with respect to such possible Replacement Space as “Proposed Space(s)” and (y) Tenant may issue additional Relocation Notices under this Section 10.

Landlord’s Approval Required:	/s/ James J. Mazzarelli, Jr.	MC
	Senior Vice President, Regional Director	GN

11.                               HVAC.

(a)                                 Notwithstanding Section 6 of this Amendment, prior to the Additional Premises Commencement Date, Landlord shall, at Landlord’s sole cost and expense, replace the 5 ton HVAC unit (the “5 ton unit”) located in the front office of the Additional Premises with a new similarly-sized and comparable unit. On the Additional Premises Commencement Date the 5 ton unit shall be in good, operating condition.

(b)                                 Prior to the Additional Premises Commencement Date, Landlord shall supply and install 90 degree trunk duct separating supply and return, controls and any other necessary components for the 15 ton HVAC unit located in the warehouse area of the Additional Premises (the “15 ton unit”) to cause the 15 ton unit to be in good, operating condition. Landlord shall use commercially reasonable efforts to allow Tenant to review the plans for such installation in advance so that Tenant may provide feedback. On the Additional Premises Commencement Date the 15 ton unit shall be in good, operating condition.

(c)                                  Notwithstanding anything to the contrary contained in the Lease, Tenant shall not impose a heat load requirement greater than 20 tons of cooling capacity in the Additional Premises. Failure to comply with the foregoing requirement shall be considered a default pursuant to the terms of the Lease with respect to Tenant’s occupancy of the Additional Premises. In addition, Tenant shall pay to Landlord, promptly upon billing, Landlord’s costs of supplying such excess capacity, at such rates as Landlord shall reasonably establish therefor, and such other out-of-pocket costs incurred by Landlord as a result of such breach.

(d)                                 Landlord shall provide preventative maintenance for the 5 ton unit and the 15 ton unit, the cost of which shall be included in Tenant’s Annual Operating Expenses, as well as repairs and replacement for the 5 ton unit and the 15 ton unit at Landlord’s cost, provided that in no event shall Landlord be obligated to repair or replace any such HVAC unit as a result of, or to the extent such damage or destruction is caused by the misconduct or negligent acts or omissions of Tenant, its employees, contractors or agents. In the event of any conflict between this Section 1 1 of this Amendment and Section 9(a) of the Lease with respect to the 5 ton unit and the 15 ton unit, the terms of this Section 11 shall prevail.

(e)                                  Landlord shall provide preventative maintenance for the 5 ton unit and the 15 ton unit, the cost of which shall be included in Tenant’s Annual Operating Expenses, provided that in no event shall Landlord be obligated to maintain, repair or replace any HVAC unit as a result of, or to the extent such damage or destruction is caused by the misconduct or negligent acts or omissions of Tenant, its employees, contractors or agents.

12.                               Use. The Additional Premises may be used in accordance with Section 3 of the Lease, and for no other purpose. The definition of “Use” as set forth in Section l(i) of the Lease is hereby amended and restated in its entirety to read as follows: “Medical device development, combination device development, related laboratory, manufacturing and clinical studies with appurtenant offices.”

13.                               Signage. Landlord, at Landlord’s sole cost and expense, shall furnish Tenant with Building standard signage at the entrance and exit doors of the Additional Premises.

14.                               Broker. The parties agree that they have dealt with no brokers in connection with this Lease, except for CBRE Inc. whose commission shall be paid by Landlord pursuant to separate agreement. Landlord agrees to indemnify Tenant and hold Tenant harmless from the commission payable to CBRE Inc. and each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Premises and this Lease from any other real estate brokers or agents with whom they may have dealt.

15.                               Confession of Judgment. Tenant hereby agrees to the Confession of Judgment provision as set forth in Section 22 of the Lease, restated as follows:

(a)                                 If an Event of Default occurs relating to Tenant’s non-payment of the Rent due hereunder, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and to confess judgment against Tenant, and in favor of Landlord, for all Rent due hereunder plus costs and an attorney’s collection commission equal to the greater of 10% of all Rent or $1,000, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant. TENANT UNDERSTANDS THAT THE FOREGOING PERMITS LANDLORD TO ENTER A JUDGMENT

AGAINST TENANT WITHOUT PRIOR NOTICE OR HEARING. ONCE SUCH A JUDGMENT HAS BEEN ENTERED AGAINST TENANT, ONE OR MORE WRITS OF EXECUTION OR WRITS OF GARNISHMENT MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING, AND, PURSUANT TO SUCH WRITS, LANDLORD MAY CAUSE THE SHERIFF OF THE COUNTY IN WHICH ANY PROPERTY OF TENANT IS LOCATED TO SEIZE TENANT’S PROPERTY BY LEVY OR ATTACHMENT. IF THE JUDGMENT AGAINST TENANT REMAINS UNPAID AFTER SUCH LEVY OR ATTACHMENT, LANDLORD CAN CAUSE SUCH PROPERTY TO BE SOLD BY THE SHERIFF EXECUTING THE WRITS, OR, IF SUCH PROPERTY CONSISTS OF A DEBT OWED TO TENANT BY ANOTHER ENTITY, LANDLORD CAN CAUSE SUCH DEBT TO BE PAID DIRECTLY TO LANDLORD IN AN AMOUNT UP TO BUT NOT TO EXCEED THE AMOUNT OF THE JUDGMENT OBTAINED BY LANDLORD AGAINST TENANT, PLUS THE COSTS OF THE EXECUTION. Such authority shall not be exhausted by one exercise thereof, but judgment may be confessed as aforesaid from time to time as often as any of the Rent and other sums shall fall due or be in arrears, and such powers may be exercised as well after the expiration of the initial term of this Lease and during any extended or renewal term of this Lease and after the expiration of any extended or renewal term of this Lease.

(b)                                 When this Lease and the Term or any extension thereof shall have been terminated on account of any Event of Default by Tenant, or when the Term or any extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania to appear for Tenant and for anyone claiming by, through or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant. AFTER THE ENTRY OF ANY SUCH JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING. If for any reason after such action shall have been commenced it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same Event of Default and upon any subsequent Event of Default or upon the termination of this Lease or Tenant’s right of possession as herein set forth, to again confess judgment as herein provided, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant.

(c)                                  The warrants to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments to this Lease or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant’s obligations or expand the size of the Premises.

(d)                                 TENANT EXPRESSLY AND ABSOLUTELY KNOWINGLY AND EXPRESSLY WAIVES AND RELEASES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES AND (ii) ANY RIGHT WHICH TENANT MAY HAVE TO NOTICE AND TO HEARING PRIOR TO A LEVY UPON OR ATTACHMENT OF TENANT’S PROPERTY OR THEREAFTER AND (iii) ANY PROCEDURAL ERRORS IN CONNECTION WITH THE ENTRY OF ANY SUCH JUDGMENT OR IN THE ISSUANCE OF ANY ONE OR MORE WRITS OF POSSESSION OR EXECUTION OR GARNISHMENT THEREON.

16.                               Right of First Offer.

(a)                                 Each of the following spaces in the Building (known as Suites 30, 20, 18, 8, 4 and 2), as more particularly shown on Exhibit “B” attached hereto (each, an “RFO Space” and collectively, the “RFO Spaces”), is on the date of this Amendment leased to other tenants (each, a “Current Tenant” and collectively, the “Current Tenants”). If, at the termination of any lease to any Current Tenant (including option terms and any additional terms that may be negotiated between Landlord and the applicable Current Tenant), Landlord intends to lease the applicable RFO Space, and provided that Landlord has not given Tenant notice of a material non-monetary Event of Default or any monetary Event of Default more than two (2) times in the preceding 12-month period, that there then exists no Event of Default by Tenant under the Lease nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, and that Tenant and Tenant’s Affiliates occupy all of the Original Premises, Tenant shall have the one time right of first offer (“RFO Option”) with respect to each RFO Space to lease all (but not less than all) of the applicable RFO Space for a term of not less than three (3) years (subject to subsection (d) below) and coterminous with the Term of this Lease, in the following manner:

(b)                                 Landlord shall notify Tenant when the applicable RFO Space first becomes available for lease by any party other than the applicable Current Tenant and Landlord intends to offer the RFO Space to lease, advising Tenant in writing of Landlord’s determination of market rental rate and other terms to be applicable to the lease of the RFO Space (which shall be market terms), for a term coterminous with the Term of this Lease (“Landlord’s Notice of RFO Terms”). Subject to the terms of the Current Tenant’s lease, upon receipt of Landlord’s Notice of RFO Terms, Tenant may upon written request to Landlord and provided that Landlord accompanies Tenant, view the RFO Space. Within twenty (20) business days following Landlord’s delivery to Tenant of Landlord’s Notice of RFO Terms. Tenant shall notify Landlord in writing that Tenant either (1) accepts Landlord’s determination of market rental rate for the RFO Space and the other terms set forth in Landlord’s Notice of RFO Terms, or (2) disagrees with Landlord’s determination and elects not to lease the RFO Space (the “Tenant Response”). If Tenant exercises the RFO Option the RFO Space will be deemed a part of the Premises under this Lease on the terms set forth in the Landlord’s Notice of RFO Terms whether or not a lease amendment is signed, but upon request of Landlord, each party shall execute an amendment to this Lease incorporating the terms in Landlord’s Notice of RFO Terms and agreed upon by Tenant in the Tenant Response for the RFO Space, provided that Tenant’s obligation to lease the RFO Space may be conditioned upon satisfactory completion of standard environmental and other diligence on the RFO Space.

(c)                                  If Tenant does not issue the Tenant Response within such twenty (20) business days or issues the Tenant Response and elects not to lease the RFO Space, then the right of first offer to lease the applicable RFO Space will lapse and be of no further force or effect and Landlord shall have the right to lease all or part of the applicable RFO Space to any other party at any time on any terms and conditions acceptable to Landlord.

(d)                                 The RFO Option is a one time right with respect to each RFO Space if and when any such RFO Space becomes available, is personal to Tenant and is non-transferable to any assignee or sublessee or other party other than Tenant’s Affiliates. This right of first offer shall terminate upon the first offer to Tenant of the last of the RFO Spaces included in Exhibit B.

(e)                                  Notwithstanding the foregoing, in the event that Tenant desires to exercise its RFO Option during the last three (3) years of the Term, Tenant must simultaneously exercise its Extension Option (as set forth in Section 32) whereby the Term of the Lease shall be extended as set forth in Section 32, subject to early termination in accordance with Section 10(c) of this Amendment. Tenant’s occupancy of the RFO Space shall be coterminous with the Term of the Lease, as extended pursuant to Section 32, subject to early termination in accordance with Section 10(c) of this Amendment.

Landlord’s Approval Required:	/s/ James J. Mazzarelli, Jr.	MC
	Senior Vice President, Regional Director	GN

17.                               Default Specific to Additional Premises. Notwithstanding anything to the contrary contained in this Amendment or the Lease, no breach or Event of Default that affects only the Additional Premises shall be deemed to be a breach or Event of Default with respect to the lease of the Original Premises, and any such breach or Event of Default shall not affect Tenant’s right to occupy and enjoy the Original Premises in accordance with the terms of the Lease.

18.                               Full Force and Effect. Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

19.                               Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Executed copies of this Amendment may be delivered by facsimile or electronic transmission.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP

By: Liberty Property Trust, Sole General Partner

By:	/s/ Anthony Nichols, Jr. MC
Name:	Anthony Nichols, Jr.
Title:	Vice-President & City Manager

TENANT:

TELA BIO, INC.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	President & CEO

Exhibit “A”

Additional Premises

Exhibit “B”

RFO Spaces